================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                              (AMENDMENT NO. ____)*


                              HONDA MOTOR CO., LTD.
                                (Name of Issuer)


                                  COMMON STOCK
                         (Title of Class of Securities)


                                    438128308
                                 (CUSIP Number)


                                  APRIL 2, 2001
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [_]  Rule 13d-1(b)

         [X]  Rule 13d-1(c)

         [_]  Rule 13d-1(d)

         * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

================================================================================

-----------------------
CUSIP NO.  438128308
-----------------------

--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (Entitles only)

                 Mitsubishi Tokyo Financial Group, Inc.
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
       (See Instructions)                                           (a)   [_]
                                                                    (b)   [_]
--------------------------------------------------------------------------------
  3    SEC USE ONLY

--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       Tokyo, Japan
--------------------------------------------------------------------------------
       NUMBER OF                  5      SOLE VOTING POWER

        SHARES                           61,426,626
                                ------------------------------------------------
     BENEFICIALLY                 6     SHARED VOTING POWER

       OWNED BY                         -0-
                                ------------------------------------------------
         EACH                     7     SOLE DISPOSITIVE POWER

       REPORTING                        61,426,626
                                ------------------------------------------------
        PERSON                    8     SHARED DISPOSITIVE POWER

         WITH                           -0-
--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       61,426,626
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                          [_]
--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       6.62%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON

       CO
--------------------------------------------------------------------------------

                               Page  2 of 18 Pages

-----------------------
CUSIP NO.  438128308
-----------------------

--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (Entitles only)

                 The Bank of Tokyo - Mitsubishi, Ltd.
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
       (See Instructions)                                           (a)   [_]
                                                                    (b)   [_]
--------------------------------------------------------------------------------
  3    SEC USE ONLY

--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       Tokyo, Japan
--------------------------------------------------------------------------------
       NUMBER OF                  5      SOLE VOTING POWER

        SHARES                           30,565,000
                                ------------------------------------------------
     BENEFICIALLY                 6     SHARED VOTING POWER

       OWNED BY                         -0-
                                ------------------------------------------------
         EACH                     7     SOLE DISPOSITIVE POWER

       REPORTING                        30,565,000
                                ------------------------------------------------
        PERSON                    8     SHARED DISPOSITIVE POWER

         WITH                           -0-
--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       30,565,000
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                          [_]
--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       3.29%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON

       CO
--------------------------------------------------------------------------------

                               Page  3 of 18 Pages

-----------------------
CUSIP NO.  438128308
-----------------------

--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (Entitles only)

                 The Mitsubishi Trust and Banking Corporation
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
       (See Instructions)                                           (a)   [_]
                                                                    (b)   [_]
--------------------------------------------------------------------------------
  3    SEC USE ONLY

--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       Tokyo, Japan
--------------------------------------------------------------------------------
       NUMBER OF                  5      SOLE VOTING POWER

        SHARES                           28,883,900
                                ------------------------------------------------
     BENEFICIALLY                 6     SHARED VOTING POWER

       OWNED BY                         -0-
                                ------------------------------------------------
         EACH                     7     SOLE DISPOSITIVE POWER

       REPORTING                        28,883,900
                                ------------------------------------------------
        PERSON                    8     SHARED DISPOSITIVE POWER

         WITH                           -0-
--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       28,883,900
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                          [_]
--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       3.11%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON

       CO
--------------------------------------------------------------------------------

                               Page  4 of 18 Pages

-----------------------
CUSIP NO.  438128308
-----------------------

--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (Entitles only)

                 Mitsubishi Securities Co., Ltd.
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
       (See Instructions)                                           (a)   [_]
                                                                    (b)   [_]
--------------------------------------------------------------------------------
  3    SEC USE ONLY

--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       Tokyo, Japan
--------------------------------------------------------------------------------
       NUMBER OF                  5      SOLE VOTING POWER

        SHARES                           632,726
                                ------------------------------------------------
     BENEFICIALLY                 6     SHARED VOTING POWER

       OWNED BY                         -0-
                                ------------------------------------------------
         EACH                     7     SOLE DISPOSITIVE POWER

       REPORTING                        632,726
                                ------------------------------------------------
        PERSON                    8     SHARED DISPOSITIVE POWER

         WITH                           -0-
--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       632,726
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                          [_]
--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       0.07%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON

       CO
--------------------------------------------------------------------------------

                               Page  5 of 18 Pages

-----------------------
CUSIP NO.  438128308
-----------------------

--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (Entitles only)

                 Mitsubishi Asset Management Co., Ltd.
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
       (See Instructions)                                           (a)   [_]
                                                                    (b)   [_]
--------------------------------------------------------------------------------
  3    SEC USE ONLY

--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       Tokyo, Japan
--------------------------------------------------------------------------------
       NUMBER OF                  5      SOLE VOTING POWER

        SHARES                           1,345,000
                                ------------------------------------------------
     BENEFICIALLY                 6     SHARED VOTING POWER

       OWNED BY                         -0-
                                ------------------------------------------------
         EACH                     7     SOLE DISPOSITIVE POWER

       REPORTING                        1,345,000
                                ------------------------------------------------
        PERSON                    8     SHARED DISPOSITIVE POWER

         WITH                           -0-
--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,345,000
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                          [_]
--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       0.14%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON

       CO
--------------------------------------------------------------------------------

                               Page  6 of 18 Pages

-----------------------
CUSIP NO.  438128308
-----------------------


 ITEM 1

         (a)      NAME OF ISSUER

                  Honda Motor Co., Ltd.


         (b)      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

                  1-1, 2-chome, Minami-Aoyama, Minato-ku

                  Tokyo, 107-8556, Japan


ITEM 2

         (a)      NAME OF PERSONS FILING

                  Mitsubishi Tokyo Financial Group, Inc.  ("MTFG")

                  The Bank of Tokyo-Mitsubishi, Ltd.  ("BTM")

                  The Mitsubishi Trust and Banking Corporation  ("MTB")

                  Mitsubishi Securities Co., Ltd. ("MS")

                  Mitsubishi Asset Management Co., Ltd.  ("MAM")


          (b)     ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

                  MTFG:
                  26F Marunouchi Building
                  4-1 Marunouchi 2-chome, Chiyoda-ku
                  Tokyo 100-6326, Japan

                  BTM:
                  7-1, Marunouchi 2-chome, Chiyoda-ku
                  Tokyo 100-8388, Japan

                  MTB:
                  5-4-1 Marunouchi 2-chome, Chiyoda-ku
                  Tokyo 100-0005, Japan

                  MS:
                  4-1 Marunouchi 2-chome, Chiyoda-ku
                  Tokyo, 100-6317, Japan

                  MAM:
                  5-4-1 Marunouchi 2-chome, Chiyoda-ku
                  Tokyo 100-8212, Japan


                               Page  7 of 18 Pages

-----------------------
CUSIP NO.  438128308
-----------------------

         (c)      CITIZENSHIP

                  N/A

         (d)      TITLE OF CLASS OF SECURITIES

                  Common Stock

         (e)      CUSIP NUMBER

                  438128308


ITEM 3   IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(b),
         OR 13D-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

         (a)      [_]    Broker dealer registered under section 15 of the
                         Act (15 U.S.C. 780).

         (b)      [_]    Bank as defined in section 3 (a) (6) of the Act
                         (15 U.S.C. 78c).

         (c)      [_]    Insurance company as fined in section 3(a) (19)
                         of the Act (15 U.S.C. 78c).

         (d)      [_]    Investment company registered under section 8 of
                         the Investment Company Act of 1940 (15 U.S.C. 80a-8).

         (e)      [_]    An investment adviser in accordance with 240.13d-1(b)
                         (1) (ii) (E);

         (f)      [_]    An employee benefit plan or endowment fund in
                         accordance with 240.13d-1(b) (1) (ii) (F);

         (g)      [_]    A parent holding company or control person in
                         accordance with 240.13d-1(b) (1) (ii) (G);

         (h)      [_]    A savings association as defined in Section 3(b) of
                         the Federal Deposit Insurance Act (12 U.S.C. 1813);

         (i)      [_]    A church plan that is excluded from the definition
                         of an investment company under section 3(c) (14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

         (j)      [_]    Group, in accordance with 240.13d


ITEM 4   OWNERSHIP

         Provide the following information regarding the aggregate number and percent of the class of securities of the issuer identified in Item 1.

         For MTFG

         (a)      Amount Beneficially Owned:                        61,426,626
         (b)      Percent of Class:                                       6.62%
         (c)      Number of shares as to which such person has:

                  (i)    Sole power to vote or to direct the vote:  61,426,626

                  (ii)   Shared power to vote or to direct the vote:         0

                  (iii)  Sole power to dispose or to direct the
                         disposition of:                            61,426,626

                  (iv)   Shared power to dispose or to direct the
                         disposition of:                                     0


                               Page  8 of 18 Pages

-----------------------
CUSIP NO.  438128308
-----------------------

         For BTM

         (a)      Amount Beneficially Owned:                        30,565,000
         (b)      Percent of Class:                                       3.29%
         (c)      Number of shares as to which such person has:

                  (i)    Sole power to vote or to direct the vote:  30,565,000
                  (ii)   Shared power to vote or to direct the vote:         0
                  (iii)  Sole power to dispose or to direct the
                         disposition of:                            30,565,000
                  (iv)   Shared power to dispose or to direct
                         the disposition of:                                 0


         For MTB

         (a)      Amount Beneficially Owned:                        28,883,900
         (b)      Percent of Class:                                       3.11%
         (c)      Number of shares as to which such person has:

                  (i)    Sole power to vote or to direct the vote:  28,883,900
                  (ii)   Shared power to vote or to direct the vote:         0
                  (iii)  Sole power to dispose or to direct the
                         disposition of:                            28,883,900
                  (iv)   Shared power to dispose or to direct
                         the disposition of:                                 0


         For MS

         (a)      Amount Beneficially Owned:                           632,726
         (b)      Percent of Class:                                       0.07%
         (c)      Number of shares as to which such person has:

                  (i)    Sole power to vote or to direct the vote:     632,726
                  (ii)   Shared power to vote or to direct the vote:         0
                  (iii)  Sole power to dispose or to direct the
                         disposition of:                               632,726
                  (iv)   Shared power to dispose or to direct the
                         disposition of:                                     0


         For MAM

         (a)      Amount Beneficially Owned:                         1,345,000
         (b)      Percent of Class:                                       0.14%
         (c)      Number of shares as to which such person has:

                  (i)    Sole power to vote or to direct the vote:   1,345,000
                  (ii)   Shared power to vote or to direct the vote:         0
                  (iii)  Sole power to dispose or to direct the
                         disposition of:                             1,345,000
                  (iv)   Shared power to dispose or to direct the
                         disposition of:                                     0


                               Page  9 of 18 Pages

-----------------------
CUSIP NO.  438128308
-----------------------


ITEM 5   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         Not applicable.


ITEM 6   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         Not applicable.


ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         As of the filing date, MTFG beneficially owns 61,426,626 shares indirectly through its subsidiaries as follows: BTM holds 30,565,000 shares; MTB holds 28,833,900 shares; MS holds 632,726 shares; MAM holds 1,345,000 shares.

         The shares held by BTM were owned since April 1,1996, when BTM was established following the merger of Mitsubishi Bank and Bank of Tokyo, and were continued to be held by BTM after MTFG was formed on April 2, 2001 as the holding company of BTM. In addition to the 48,565,000 shares held by BTM, MTFG also became the beneficial owner of the 54,096,000 additional shares held by the other subsidiaries of MTFG. For details, including the historic ownership of shares by MTFG's subsidiaries since 1996, please see the Appendix.


ITEM 8   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         Not applicable.


ITEM 9   NOTICE OF DISSOLUTION OF GROUP

         Not applicable.


ITEM 10  CERTIFICATION

         Not applicable.


                               Page 10 of 18 Pages

-----------------------
CUSIP NO.  438128308
-----------------------


                                  SIGNATURE


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                       Date: August 3, 2005


                                       MITSUBISHI TOKYO FINANCIAL GROUP, INC.



                                       By: /s/ Junichi Itoh
                                           ----------------------------
                                           Name:  Junichi Itoh
                                           Title: Executive Officer, General
                                                  Manager of Credit & Investment
                                                  Management Division



                               Page 11 of 18 Pages

-----------------------
CUSIP NO.  438128308
-----------------------


                                    SIGNATURE


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                       Date: August 3, 2005


                                       THE BANK OF TOKYO-MITSUBISHI, LTD.



                                       By: /s/ Junichi Itoh
                                           ----------------------------
                                           Name:  Junichi Itoh
                                           Title: Managing Director and General
                                                  Manager Credit Policy Office



                               Page 12 of 18 Pages

-----------------------
CUSIP NO.  438128308
-----------------------



                                   SIGNATURE


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                       Date: August 3, 2005


                                       THE MITSUBISHI TRUST AND BANKING
                                       CORPORATION



                                       By: /s/ Koji Kawakami
                                           ------------------------------
                                           Name:  Koji Kawakami
                                           Title: Deputy General Manager



                               Page 13 of 18 Pages

-----------------------
CUSIP NO.  438128308
-----------------------


                                    SIGNATURE


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                          Date: August 3, 2005


                                          MITSUBISHI SECURITIES CO., LTD.



                                          By: /s/ Masayasu Tsukada
                                              ------------------------
                                              Name:  Masayasu Tsukada
                                              Title: General Manager



                               Page 14 of 18 Pages

-----------------------
CUSIP NO.  438128308
-----------------------


                                    SIGNATURE


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                          Date: August 3, 2005



                                          MITSUBISHI ASSET MANAGEMENT CO., LTD.



                                          By: /s/ Ryujiro Yagasaki
                                              ------------------------
                                              Name:  Ryujiro Yagasaki
                                              Title: President & CEO



                               Page 15 of 18 Pages

-----------------------
CUSIP NO.  438128308
-----------------------

-------------------------------------------------
NAME OF ISSUER           HONDA MOTOR CO., LTD.
-------------------------------------------------
CLASS OF SECURITIES      COMMON STOCK
-------------------------------------------------
CUSIP NUMBER             438128308
-------------------------------------------------

Please note that the figures shown in the table below were reported to the competent local finance bureau under the Securities and Exchange Law of Japan. Under the Securities and Exchange Law, any person or group of persons beneficially holding more than 5% of the shares with voting rights of a company listed on a Japanese stock exchange must file a report with a competent local finance bureau. A similar report must also be filed if the percentage held by a holder or group of holders of more than 5% of the shares with voting rights of a company increases or decreases by 1% or more, and if there is a change in the group of holders.

------------------------------------------------------------------------------------------------------------------------------------
MTFG             BTM        MTB        TMS     MS         NTB     MTB AM    TMAM    MAM        TMI     MTFG        TOTAL       %
SUBSIDIARIES                                                                                  (MSI)                          BENEFI-
                                                                                                                             CIALLY
                                                                                                                              OWNED
*                                                                                                     TOTAL     OUTSTANDING     BY
                                                                                                                   SHARES      MTFG
------------------------------------------------------------------------------------------------------------------------------------
DATE
------------------------------------------------------------------------------------------------------------------------------------
1996/4/30   59,163,000                                 710,000                                       59,873,000  974,307,162   6.15%
------------------------------------------------------------------------------------------------------------------------------------
1997/4/30   48,565,000                               1,002,000                                       49,567,000  974,326,267   5.09%
------------------------------------------------------------------------------------------------------------------------------------
2000/7/31   48,565,000               51,000          2,273,000                                       50,889,000  974,414,215   5.22%
====================================================================================================================================
2001/4/2    48,565,000  51,508,000  111,000          2,384,000    93,000                            102,661,000  974,414,215  10.54%
**
------------------------------------------------------------------------------------------------------------------------------------
2001/8/13   48,565,000  50,195,200  121,900          2,233,000   131,100                     1,000  101,247,200  974,414,215  10.39%
------------------------------------------------------------------------------------------------------------------------------------
2001/8/14   48,565,000  50,198,200  129,300          2,233,000   134,100                         0  101,259,600  974,414,215  10.39%
------------------------------------------------------------------------------------------------------------------------------------
2001/10/1   48,565,000  52,514,600  206,600                  0   122,300                            101,408,500  974,414,215  10.41%
------------------------------------------------------------------------------------------------------------------------------------
2001/10/30  48,565,000  52,181,900  145,100                      129,800                    10,000  101,031,800  974,414,215  10.37%
------------------------------------------------------------------------------------------------------------------------------------
2001/10/31  48,565,000  52,225,000  140,100                      129,800                         0  101,059,900  974,414,215  10.37%
------------------------------------------------------------------------------------------------------------------------------------
2001/11/26  48,565,000  50,128,800  238,300                      141,000                     9,800   99,082,900  974,414,215  10.17%
------------------------------------------------------------------------------------------------------------------------------------
2001/12/4   48,565,000  49,996,100  225,100                      141,700                         0   98,927,900  974,414,215  10.15%
------------------------------------------------------------------------------------------------------------------------------------
2002/2/5    48,565,000  50,964,500  293,500                      140,800                     3,000   99,966,800  974,414,215  10.26%
------------------------------------------------------------------------------------------------------------------------------------

                                 Page 16 of 18

------------------------------------------------------------------------------------------------------------------------------------
MTFG             BTM        MTB        TMS     MS         NTB     MTB AM    TMAM    MAM        TMI     MTFG        TOTAL       %
SUBSIDIARIES                                                                                  (MSI)                          BENEFI-
                                                                                                                             CIALLY
                                                                                                                              OWNED
*                                                                                                     TOTAL     OUTSTANDING     BY
                                                                                                                   SHARES      MTFG
------------------------------------------------------------------------------------------------------------------------------------
DATE
------------------------------------------------------------------------------------------------------------------------------------
2002/2/15   48,565,000  51,160,300  250,800                      143,200                         0  100,119,300  974,414,215  10.27%
------------------------------------------------------------------------------------------------------------------------------------
2002/2/19   48,565,000  51,211,700  293,200                      143,200                     5,000  100,218,100  974,414,215  10.28%
------------------------------------------------------------------------------------------------------------------------------------
2002/2/27   48,565,000  51,362,100  119,900                      143,200                         0  100,190,200  974,414,215  10.28%
------------------------------------------------------------------------------------------------------------------------------------
2002/2/28   48,565,000  51,368,600  125,500                      143,200                     5,000  100,207,300  974,414,215  10.28%
------------------------------------------------------------------------------------------------------------------------------------
2002/3/20   48,565,000  50,994,900  184,500                      144,600                         0   99,889,000  974,414,215  10.25%
------------------------------------------------------------------------------------------------------------------------------------
2002/4/24   48,565,000  51,250,900  139,900                      147,300                     1,000  100,104,100  974,414,215  10.27%
------------------------------------------------------------------------------------------------------------------------------------
2002/4/26   48,565,000  51,242,700  132,500                      147,300                         0  100,087,500  974,414,215  10.27%
------------------------------------------------------------------------------------------------------------------------------------
2002/5/8    48,565,000  51,250,200  148,900                      148,000                    15,000  100,127,100  974,414,215  10.28%
------------------------------------------------------------------------------------------------------------------------------------
2002/5/9    48,565,000  51,250,200  148,400                      148,000                         0  100,111,600  974,414,215  10.27%
------------------------------------------------------------------------------------------------------------------------------------
2002/5/10   48,565,000  51,249,700  128,200                      148,000                    15,000  100,105,900  974,414,215  10.27%
------------------------------------------------------------------------------------------------------------------------------------
2002/7/9    47,066,300  50,388,000  143,500                      278,600                         0   97,876,400  974,414,215  10.04%
------------------------------------------------------------------------------------------------------------------------------------
2002/7/23   47,066,300  50,180,700  110,900                      308,200                     2,000   97,668,100  974,414,215  10.02%
------------------------------------------------------------------------------------------------------------------------------------
2002/7/24   47,066,300  50,159,600  110,000                      308,200                         0   97,644,100  974,414,215  10.02%
------------------------------------------------------------------------------------------------------------------------------------
2002/9/20   47,066,300  50,028,600     0      63,874             292,000                             97,450,774  974,414,215  10.00%
------------------------------------------------------------------------------------------------------------------------------------
2003/4/30   44,834,300  41,900,400           432,219             181,200                             87,348,119  974,414,215   8.96%
------------------------------------------------------------------------------------------------------------------------------------
2003/10/31  40,288,900  35,873,600           187,678             242,000                             76,592,178  974,414,215   7.86%
------------------------------------------------------------------------------------------------------------------------------------
2004/4/30   34,578,300  29,958,000           299,688             149,100  862,000                    65,847,088  974,414,215   6.76%
------------------------------------------------------------------------------------------------------------------------------------
2004/10/31  30,565,000  28,692,200           401,298                   0        0  1,045,800         60,704,298  939,414,215   6.46%
------------------------------------------------------------------------------------------------------------------------------------

CURRENT POSITION
------------------------------------------------------------------------------------------------------------------------------------
2005/08/03  30,565,000  28,883,900           632,726                               1,345,000         61,426,626  928,414,215   6.62%
------------------------------------------------------------------------------------------------------------------------------------

 (Note)
--------------------------------------------------------------------------------
(*) Abbreviation of MTFG subsidiaries

BTM= The Bank of Tokyo-Mitsubishi, MTB = The Mitsubishi Trust and Banking Corporation, TMS=Tokyo Mitsubishi Securities, MS = Mitsubishi Securities, NTB=Nippon Trust Bank, MTBAM=Mitsubishi Trust Asset Management, TMAM=Tokyo Mitsubishi Asset Management, MAM=Mitsubishi Asset Management, TMI=Tokyo Mitsubishi International (now renamed as Mitsubishi Securities International).

Please note that following the merger with UFJ, BTM will be renamed The Bank of Tokyo-Mitsubishi UFJ, Ltd. MTB will be renamed Mitsubishi UFJ Trust and Banking Corporation. NTB was merged into MTB in 2001. MS will be renamed Mitsubishi UFJ Securities Co., Ltd. MTBAM and TMAM merged in 2004.and it is now renamed as MAM.


(**) MTFG was formed on April 2, 2001.
--------------------------------------------------------------------------------


                                 Page 18 of 18